Exhibit 10.1

Stock purchase Agreement dated July 7, 2022 among

Society Pass Incorporated, Thoughtful Media Group Incorporated

and AdActive Media Group, Inc.

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Execution Version

STOCK PURCHASE AGREEMENT

among

SOCIETY PASS INCORPORATED, THOUGHTFUL MEDIA GROUP INCORPORATED,

and ADACTIVE MEDIA, INC.

Dated as of July 7, 2022

Execution Version

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of July 7, 2022, is entered into by and among Society Pass Incorporated, a Nevada corporation (the “Parent”), Thoughtful Media Group Incorporated, a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Buyer”), and AdActive Media, Inc. d.b.a. Thoughtful Media Group, a Delaware corporation (the “Seller”).

R E C I T A L S:

WHEREAS, Seller owns all of, or the substantial majority of, the issued and outstanding capital stock of each of (i) AdActive Media CA, Inc., a California corporation incorporated on April 12, 2010 with a corporate registration number of 3287609 (“TMG California”), (ii) Thoughtful Thailand Limited, a Thailand corporation (“TMG Thailand”) incorporated on September 2, 2014 with a corporate registration number of 0105557128041 and, (iii) AdActive Media Asia Limited, a Hong Kong corporation incorporated on March 15, 2011 with a corporate registration number of 58067210-000 and company number 1571971 (“TMG HK”). Together, TMG California and TMG Thailand, comprise the “Group Companies”.

WHEREAS, the Seller and the Group Companies operate a multi-platform content network developing, producing, and procuring video content that can be distributed across global social video platforms (the “Business”); and

WHEREAS, Buyer wishes to purchase from Seller all of the equity interests the Seller owns in the Group Companies (“Equity Interests”), and Seller wishes to sell the Equity Interests to Buyer, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Sale and Purchase of Equity Interests

Section 1.1 Sale and Purchase of Equity Interests. Subject to the terms and conditions hereof, on the date hereof, Seller shall sell, grant, convey, transfer, deliver and assign the Equity Interests to Buyer and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Equity Interests, for an aggregate purchase price equal to the

(i) number of Parent Stock equal to $1,300,000 divided by the 20-Day Average Price (the “Equity Consideration”), (ii) a warrant exercisable for shares of Parent Stock equal to $433,333 divided by the 20-Day Average Price with an exercise price equal to the 20-Day Average Price and exercisable within one year of the Closing Date in the form attached as Exhibit A (the “Warrant”), and (iii) the payment of up to $700,000 of Liabilities owed by the Seller or Group Companies on the Closing Date, including the assumption of certain liabilities of Seller set forth on Schedule 1 (the “Assumed Liabilities”).

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Section 1.2 Closing. The closing of the sale and purchase of the Equity Interests (the “Closing”) shall take place remotely by electronic transmission on the date hereof, or such other time and place as mutually agreed upon between the parties. All Contemplated Transactions to occur at the Closing shall be deemed to have occurred simultaneously at the Effective Time. The actual date and time of the Closing is referred to herein as the “Closing Date.”

At the Closing:

(a)  Seller shall deliver to Buyer such original stock transfers, stock certificates (or local legal equivalent) or other documents necessary to give effect to the transfer of the Equity Interests by Seller in form reasonably acceptable to Buyer, (the “Stock Powers”);

(b)  Seller shall deliver to Buyer a duly executed original IRS Form W-9, which pursuant to Treasury Regulations Section 1.1445-2(b)(2)(v) will constitute a certificate of non- foreign status for purposes of Treasury Regulations Section 1.1445-2(b)(2)(i), in form and substance reasonably satisfactory to Buyer;

(c)  Seller shall deliver to Buyer duly executed resignations, effective as of the Closing, in form and substance reasonably satisfactory to Buyer, of each officer and director of the Group Companies that Buyer has requested to resign (if any) by providing notice of the same in writing to the Seller at least two (2) Business Days prior to the Closing;

(d)  Seller shall deliver to Buyer, if and to the extent not already in the possession of the Group Companies, any original books and records of each of the Group Companies;

(e)  Buyer shall deliver to the Seller a book-entry statement from its transfer agent for the Equity Consideration;

(f)	Buyer shall deliver to the Seller a duly executed Warrant;

(g)  Buyer shall deliver to Seller a fully executed Liabilities Assumption Agreement covering the Assumed Liabilities in the form attached hereto as Exhibit B (the “Assumption Agreement”);

(h)  each of Seller and Buyer shall execute and deliver to the other party all such other documents and instruments as such party is required to execute and deliver in connection with the Closing pursuant to this Agreement or as may be reasonably necessary to consummate the Contemplated Transactions.

ARTICLE 2

Representations and Warranties of Seller

Except as set forth in the applicable section or subsection of the Disclosure Schedule (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, or subsection of this Agreement and any other section or subsection of this

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Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other section or subsection), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 2.1 Corporate Status.

(a)  Each of the Seller and the Group Companies has been duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate or other applicable entity power, as the case may be, and authority to own or lease its properties and to conduct the Business as it is now being conducted. Each of the Group Companies is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the nature or conduct of the Business or the properties owned, leased or operated by it makes such qualification necessary, except for failures to be so qualified or in good standing that would not reasonably be expected to have a Material Adverse Effect.

(b)  Seller has made available to Buyer complete copies of the Organizational Documents of each of the Group Companies as currently in effect, and no Group Company is in violation of any provision of such Organizational Documents.

Section 2.2 Corporate Authorization.

(a)  Seller has all requisite corporate power and authority to sell, grant, convey, transfer, deliver and assign the Equity Interests to Buyer as contemplated by this Agreement, execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement, the performance of Seller’s obligations hereunder and thereunder and the consummation of the Contemplated Transactions hereby and thereby have been duly authorized by all requisite corporate action or other applicable legal entity action of Seller, and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement or the Contemplated Transactions. Seller has duly executed and delivered this Agreement. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by the Remedies Exception.

(b)  The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, require no action by or in respect of, filing with or other Consent of, any Governmental Authority and/or any Person.

Section 2.3 Non-Contravention. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder and thereunder do not and will not (a) contravene, violate, conflict with or breach, or require any Consent under, any provision of the Organizational Documents of Seller or any of the Group Companies, (b) contravene, conflict with, violate, result in any violation or breach of, or require any Consent, waiver or approval under, any Order against or binding upon Seller, the Group Companies or with respect to the Business; (c) contravene, conflict with, violate, result in any violation or breach of, or require any Consent under, any Law

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applicable to Seller with respect to the Business, the Group Companies or to which any of the assets of the Business are subject; (d) require any Consent from or result in a breach of, constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the filing of notice, lapse of time or both) of, any Material Contract or Permit or (e) result in the creation or imposition of any Lien other than Permitted Liens on any assets of the Group Companies and/or the Business, other than, in the case of foregoing clause (b), (c), (d) or (e), conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Liens that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group Companies, taken as a whole, or materially impair the ability of Seller to consummate the Contemplated Transactions.

Section 2.4 Capitalization; Title to Equity Interests.

(a)  All of the issued and outstanding Equity Interests of each of the Group Companies have been duly authorized, validly issued, are fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive or similar rights. The Equity Interests are the only Equity Securities of each Group Company issued and outstanding. Except as set forth in Section 2.4(a), Seller owns good and valid marketable title to all of the Equity Interests of the Group Companies, in each case beneficially and of record, free and clear of any Lien. There are no limitations or restrictions on any of Seller’s right to transfer such Equity Interests of the Group Companies. Upon delivery of and payment for the Equity Interests at the Closing, Buyer will acquire good and valid marketable title to all of such Equity Interests, free and clear of any Lien.

(b)  Section 2.4(b) of the Disclosure Schedule sets forth, the jurisdiction of incorporation, formation or organization, the total number of authorized, issued and outstanding Equity Securities of each of the Group Companies (including the Equity Interests), and the record and beneficial holders of such Equity Interests, and there are no other authorized, issued or outstanding Equity Securities of any of the Group Companies. None of the Group Companies own any Equity Securities (including any securities exercisable or exchangeable for or convertible into Equity Securities) in any other Person.

(c)  Except as set forth in Section 2.4(c) of the Disclosure Schedule, with respect to each of the Group Companies, there are no outstanding (i) Equity Securities in such Group Company, (ii) securities of such Group Company convertible into or exercisable or exchangeable for Equity Securities in such Group Company or evidencing the right to purchase any of the Equity Securities of any of the Group Companies, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from such Group Company, or other obligation of Seller or such Group Company to issue, transfer or sell, any Equity Securities in such Group Company or securities convertible into or exercisable or exchangeable Equity Securities in such Group Company, (iv) voting trusts, proxies or other similar agreements or understandings to which Seller or such Group Company is a party or by which Seller or such Group Company is bound with respect to the voting of any voting or equity interests in such Group Company, or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Equity Securities in such Group Company.

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Section 2.5 Financial Statements.

(a)  Set forth in Section 2.5(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)  the unaudited consolidated balance sheet, unaudited consolidated income statement, and unaudited cashflow statement of the Seller and TMG California as of December 31, 2021 and December 31, 2020; and the unaudited balance sheet, unaudited income statement, and unaudited cashflow statement of TMG Thailand as of December 31, 2021 and December 31, 2020;

(ii)  the unaudited consolidated statement of income of the Seller and TMG California for the twelve (12)-month period ending on May 31, 2022; and the unaudited statement of income of TMG Thailand for the twelve (12)-month period ending on May 31, 2022; and

(iii)  the unaudited consolidated balance sheet of the Seller and TMG California as of May 31, 2022; and the unaudited balance sheet of TMG Thailand as of May 31, 2022 (the “Recent Balance Sheets”).

(b)  The balance sheets included in the Financial Statements fairly present in all material respects the financial position of the Group Companies as of its date, and the statements of income and cashflow included in the Financial Statements fairly present in all material respects the financial condition and results of operations of the Group Companies for the period set forth therein, in each case, in accordance with the accounting policies of the Group Companies and with GAAP, consistently applied during the periods involved, except (i) for normal quarter-end and year-end audit adjustments, and (ii) that the Financial Statements do not contain footnote disclosures required by GAAP.

(c)  As of the date hereof, other than as set forth in Section 2.5(c) of the Disclosure Schedule, the Group Companies do not have material Liabilities required to be reflected in the Recent Balance Sheet under GAAP, except (i) Liabilities reflected on the Financial Statements,

(ii) Liabilities incurred in the ordinary course of the Business since March 31, 2022, none of which are or would reasonably be expected to be material, individually or in the aggregate, to the Group Companies, taken as a whole, (iii) Liabilities incurred in connection with the Contemplated Transactions and (iv) liabilities that can be determined by the terms and conditions expressly set forth on the face of the Material Contracts that have been made available to Buyer. Attached to Section 2.5(c) of the Disclosure Schedule are Seller’s good faith estimate of the Liabilities of the Group Companies as of Closing (the “Liability Schedule”), including a $20,000 reserve for items that are either not on the Liability Schedule or greater than the amount listed on the Liability Schedule (the “Reserve”). No later than 90 days following the Closing, Parent shall deliver a statement to Seller setting forth amounts Parent paid to satisfy Group Companies Liabilities incurred prior to Closing from the Reserve (the “Closing Statement”) and shall cause to be paid to Seller the Reserve less any payments validly made from the Reserve per the Closing Statement.

(d)  The accounts receivable of the Group Companies recorded in the Recent Balance Sheet have arisen from bona fide transactions entered into in the ordinary course of business. No

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Person has any Lien, other than a Permitted Lien, on any accounts receivable of the Business. The accounts receivable of the Group Companies are not subject to any material valid claim of offset, recoupment, set off or counterclaim. Since the date of the Recent Balance Sheet, the accounts receivable of the Group Companies have been collected in the ordinary course of business consistent with past practice.

Section 2.6 Absence of Certain Changes. Since the date of the Recent Balance Sheet through the date of this Agreement, except as contemplated by this Agreement, (a) the business of the Group Companies has been conducted in the ordinary course consistent with past practice in all material respects and (b) there has not been a Material Adverse Effect.

Section 2.7 Material Contracts.

(a)  Section 2.7(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of each Contract (other than completed purchase orders entered into in the ordinary course of business) of the Group Companies, that is of the type set forth below (each, a “Material Contract”):

(i)  a Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments or, performance or services to or by any Group Company reasonably expected to exceed $25,000 in any twelve-month period;

(ii)  a Contract that is a joint venture agreement, partnership agreement, or for the sharing of profits or losses by the Group Companies and a third party;

(iii)  a Contract that contains any (A) “most favored nation” pricing or similar rights in favor of any Person, (B) provision expressly requiring any Group Companies to purchase goods or services exclusively from another Person, (C) express restriction on the ability of any Group Companies to compete in any line of business or with any Person or to provide services generally or in any market segment or any geographic area, or (D) restriction on the ability of any Group Companies to solicit or hire any Person (including any employees, customers or vendors) other than such restrictions set forth in confidentiality or non-disclosure agreements entered into in the ordinary course of business;

(iv)  a Contract (A) granting an option to acquire, sell, lease or license any material asset of any Group Companies other than non-exclusive licenses granted to customers, distributors, resellers or sales representatives in the ordinary course of business, or (B) granting any right of first offer, right of first refusal or right of first negotiation in respect of any asset of any Group Companies;

(v)  a Contract pursuant to which any Group Companies is committed to make future capital expenditures in excess of $25,000 in the aggregate that are not subject to reimbursement by the counterparty under a Contract;

(vi)  a Contract relating to (A) the disposition (whether by merger or sale or purchase of stock, assets or otherwise) of any material assets of, or any Equity Securities in, any

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Group Companies or (B) the acquisition (whether by merger or sale or purchase of stock, assets or otherwise) by any Group Companies of any material assets of, or any Equity Securities in, any Person (in each case, other than sales of products and services in the ordinary course of business consistent with past practice); and

(vii)  a Contract pursuant to which rights in any material Intellectual Property Rights are granted, whether by any Group Companies to any other Person or by any other Person to any Group Companies, including license agreements, coexistence agreements and covenants not to sue, but excluding any (A) “off-the-shelf” Software that is readily available pursuant to a commercial license agreement, (B) non-exclusive licenses granted to customers, distributors, resellers or sales representatives in the ordinary course of business, (C) open-source licenses, and

(D) assignments of Intellectual Property Rights from employees or independent contractors to any Group Company in the ordinary course of business.

(b)  Except as set forth on Section 2.7(b) of the Disclosure Schedule, (i) each Material Contract is in full force and effect and is a legal, valid and binding obligation of, and is enforceable against, the Group Companies as applicable, in accordance with its terms, and, to the Knowledge of Seller, is a legal, valid and binding obligation of, and is enforceable against, the other parties thereto in accordance with its terms, in each case as such enforcement may be limited by the Remedies Exception; (ii) as to each Material Contract, there does not exist thereunder any material breach or default on the part of any Group Companies or, to the Knowledge of Seller, any other party to any Material Contract, and there does not exist, to Seller’s Knowledge, any event, occurrence or condition, which (after notice, passage of time or both) would constitute or give rise to any such breach or default thereunder; and (iii) none of Seller or any of its Affiliates (including any of the Group Companies) has received any written or, to the Knowledge of Seller, threatened notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract.

(c)  Seller has made available to Buyer a true, correct and complete copy of each Material Contract (and, in the event of any Material Contract that is not written, a summary of the material terms thereof).

Section 2.8 Assets.

(a)  One or more of the Group Companies owns and has good, valid and marketable title to, or has a valid leasehold interest in, as applicable, all of the tangible personal property included within the Business, free and clear of all Liens, except for Permitted Liens. Except for obsolete equipment, the material tangible personal property (whether owned or leased) owned or leased by the Group Companies have no material defects and are in good operating condition and repair for comparable assets in the industry, ordinary wear and tear excepted.

(b)  The assets of the Group Companies, taken as a whole, constitute all of the assets, rights, and properties necessary for the conduct of the Business by the Group Companies immediately following the Closing in substantially the same manner as conducted by the Group Companies on the date hereof.

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Section 2.9 Intellectual Property; Information Technology.

(a)  Section 2.9(a) of the Disclosure Schedule sets forth a true, complete and correct list for the Group Companies of (i) all applications and registrations included in the Business IP Assets (including (A) for each Trademark registration or application, the owner, the country, registration number and issue date, or if not registered, the country, application serial number and application date, (B) for each Copyright registration, the owner, the number and country in which such copyright has been registered, and (C) for each Domain Name, the owner and the expiration date (collectively, the “Listed Intellectual Property”)). All Listed Intellectual Property is subsisting and, to Seller’s Knowledge, valid and enforceable. No proceedings are pending, or since June 30, 2017 have been threatened in writing against any of the Group Companies, that challenge the validity or ownership of any Listed Intellectual Property.

(b)  Each of the applicable Group Companies owns, beneficially and, as applicable, of record, each item of Listed Intellectual Property free and clear of any Liens (excluding Permitted Liens). To Seller’s Knowledge, each of the applicable Group Companies owns or has valid licenses or other rights to use all other material Intellectual Property Rights used in the Business by the Seller or Group Companies as conducted as of the date of this Agreement.

(c)  Except as set forth in Section 2.9(c) of the Disclosure Schedule, (i) none of Seller nor its Affiliates, including any of the Group Companies, has received any written notice since June 30, 2017 that a Group Company has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any third party in the conduct of the Business; and

(ii) none of Seller nor its Affiliates, including any of the Group Companies, has sent any written notice in the two (2) years prior to the date hereof to any third party alleging that such third party has infringed upon, misappropriated or otherwise violated any Business IP Assets. To Seller’s Knowledge, the conduct of the Business does not, and since June 30, 2017 has not, infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any third party in any material respect. To Seller’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Business IP Assets in any material respect.

(d)	The Group Companies take and have taken commercially reasonable measures to protect the secrecy and confidentiality of all Trade Secrets included in the Business IP Assets.

(e)  All material Business IP Assets were developed by employees or independent contractors of the Group Companies, acting within the scope of their employment or engagement, and all such employees and independent contractors have assigned to the Group Companies, as applicable, all right, title and interest in and to all such Business IP Assets.

(f)  No Group Company Software has been distributed or used by Seller or its Affiliates, including the Group Companies, in conjunction with any Open Source Software in a manner that would be reasonably expected to require that any Group Company Software be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties.

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Section 2.10 Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of Seller, threatened in writing, against Seller or the Group Companies that (a) involves the Group Companies or any of the assets owned or used by the Group Companies; or (b) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or the Group Companies to consummate the Contemplated Transactions. Except as set forth in Section 2.10 of the Disclosure Schedule, to the Knowledge of Seller, there is no Action threatened against any of Seller or the Group Companies that seeks to prevent, enjoin or materially delay or alter the consummation of the Contemplated Transactions. Except as set forth in Section 2.10, none of Seller or the Group Companies is subject to any Order that (i) has been or would reasonably be expected to be, individually or in the aggregate, material (whether beneficial or detrimental) to the Business or the Group Companies or, to the extent relating to the Business, Seller or (ii) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or the Group Companies to consummate the Contemplated Transactions.

Section 2.11 Compliance with Laws. To the Knowledge of Seller, none of the Group Companies is in material violation or default under any applicable Law. Since June 30, 2017 to the date hereof, (i) the Group Companies have not received any communication in writing or, to the Knowledge of Seller, orally from any Governmental Authority or any other Person (including internal whistleblowers) of any actual or alleged material violation, breach or noncompliance with any applicable Laws; and (ii) no Action has been filed or commenced or, to the Knowledge of the Seller, threatened, against any Group Companies or, with respect to the Business, the Seller or any of its other Affiliates, alleging any violation of or failure to comply with any applicable Laws, except, in each case, for violations that have been cured or are no longer being asserted.

Section 2.12 Government Authorizations. Section 2.12 of the Disclosure Schedule lists

(i)	all material Governmental Authorizations that are held by each of the Group Companies and

(ii)  all other material Governmental Authorizations that are held by Seller or its other Affiliates necessary for the conduct of the Business in substantially the same manner as conducted as of the date hereof and for the one (1)-year period prior to the Closing. All such Governmental Authorizations are in full force and effect and the Group Companies are in compliance in all material respects with such Governmental Authorizations. Since June 30, 2017, none of the Group Companies have received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority of an Action instituted or threatened against the Business or any such holder to revoke, terminate, suspend or adversely modify or limit any such Governmental Authorizations. The Group Companies, as applicable, have obtained or applied for, and are in compliance in all material respects with, all Governmental Authorizations that are required by any Governmental Authority to conduct the Business as conducted as of the date hereof and as of the one (1)-year period prior to the Closing.

Section 2.13 Employee Matters.

(a)  The Group Companies are in material compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and

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layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. This includes compliance in all material respects with all applicable Laws respecting worker classification, including (i) such Laws relating to the classification of workers as independent contractors and (ii) such Laws relating to the classification of the employees as exempt or non-exempt.

(b)  To the Knowledge of Seller, no Group Company employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Group Companies or (ii) to a former employer of any such employee relating

(A) to the right of any such employee to be employed by the Group Companies or (B) to the knowledge or use of trade secrets or proprietary information for the benefit of the Group Companies.

(c)  None of the Group Companies is party to a settlement agreement with a current or former officer, employee or independent contractor of the Group Companies that involves allegations relating to sexual harassment, discrimination, retaliation or sexual misconduct by either

(i) an officer of the Group Companies or (ii) an employee of the Group Companies at the level of Vice President or above. To the Knowledge of the Seller, in the last four (4) years, no allegations of sexual harassment, discrimination, retaliation or sexual misconduct have been made against (A) any officer of the Group Companies or (B) an employee of the Group Companies at the level of Vice President or above.

(d)  Each of the Group Companies are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

Section 2.14 Employee Benefit Plans. Each material Benefit Plan that is sponsored or maintained by or behalf of any Group Companies is not a benefit plan, arrangement or obligation that is required by Law to be maintained without discretion as to the level of benefits (such plans, collectively, the “Seller’s Benefit Plans”).

Section 2.15 Tax Matters.

(a)  All income and other material Tax Returns of the Group Companies or otherwise relating to the Business have been filed (except those under valid extensions), have been prepared in substantial compliance with applicable Tax Law, and are true, correct and complete in all material respects. All income and other material Taxes of the Group Companies or otherwise relating to the Business (whether or not shown as due on a Tax Return) have been paid in full.

(b)  The Group Companies have established accruals on the Financial Statements to satisfy all Liabilities for material Taxes in respect of each period covered by such Financial Statements and all prior periods to the extent those Taxes have not been paid, whether or not assessed and whether or not shown to be due on any Tax Return in accordance with GAAP through the Closing Date.

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(c)  There are no Liens with respect to Taxes (other than Permitted Liens) upon the assets or properties of the Group Companies.

(d)  The Seller has delivered to Buyer or made available to the Buyer for inspection (i) complete, true and correct copies of all income and other material Tax Returns (which Tax Returns are complete, true and correct in all material respects) of the Group Companies relating to Taxes for all taxable periods ending on or after December 31, 2017, (ii) complete, true and correct copies of all private letter rulings in respect of the Group Companies, and (iii) complete, true and correct copies of all material (and currently effective, unresolved or pending, as the case may be) revenue agent reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, ruling requests, and any similar documents or communications, submitted by, received by or agreed to by or on behalf of the Group Companies, or, to the extent related to the income, business, assets, operations, activities or status of the Group Companies and relating to all Taxes for all taxable periods ending on or after December 31, 2017, in each case, except to the extent that any of the foregoing relates to the Seller’s Affiliated Group (including any Affiliated Group Tax Returns).

(e)  None of the Group Companies (and no Person with respect to the Group Companies) has waived or extended any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency, which period has not yet expired, in each case other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f)  Each of the Group Companies is in compliance in all material respects with all applicable information reporting and Tax withholding requirements under U.S. federal, state, local and non-U.S. Tax Laws.

(g)  There is no audit, examination, claim, investigation, assessment or other proceeding ongoing, proposed, asserted or, to the Knowledge of Seller, threatened in writing against or with respect to any of the Group Companies or otherwise relating to the Business by any Taxing Authority in respect of any Tax or Tax Return, and, to the Knowledge of Seller, no Taxing Authority has indicated in writing an intent to investigate, commence or open such an audit, examination, claim, investigation, assessment or other proceeding with respect to any of the Group Companies or otherwise relating to the Business.

(h)  No written claim has been received by any of the Group Companies from a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by any of the Group Companies or otherwise relating to the Business that such a Tax Return is required to be filed or such Taxes are required to be paid. None of the Group Companies has ever had a permanent establishment (within the meaning of an applicable income Tax treaty), office or fixed place of business in any country other than the country in which it is organized and resident.

(i)  No Group Company is currently the beneficiary of any Tax exemption, Tax holiday or other Tax reduction agreement or order granted by a Governmental Authority and not generally available to any Person without specific application therefor.

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(j)	The Equity Interests are the only equity interests in the Group Companies for Tax purposes.

(k)  No private letter rulings or technical advice memoranda or similar rulings or agreements related to Taxes have been entered into, issued by or requested from any Taxing Authority with respect to any of the Group Companies and no closing agreements have been entered into between any of the Group Companies, on the one hand, and any Taxing Authority, on the other hand.

(l)  This Section 2.15 constitutes the exclusive representations and warranties of the Seller or the Group Companies with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in this Section 2.15 and shall not be based on the representations set forth in any other provision of this Agreement. The representations in this Section 2.15 refer only to the past activities of the Group Companies and are not intended to serve as representations to, or as a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning, or Tax positions taken, after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representations as to the amount of, or limitations on the use after the Closing Date of, any net operating losses, capital losses, deductions, Tax credits and other similar items of Seller or the Group Companies.

Section 2.16 Insurance. Section 2.16 of the Disclosure Schedule contains a complete and correct list of all material insurance policies maintained as of the date of this Agreement by or on behalf of the Group Companies relating to the Business, complete and correct copies of which have been made available to Buyer. (a) All such policies are in full force and effect; (b) the limits of each such policy remain fully available, without any exhaustion or erosion; (c) no written notice of default or cancellation has been received by the Group Companies with respect to any such policy; (d) all premium due and payable under any such policy has been paid in full; (e) the Group Companies are in compliance in all material respects with all of their obligations under each such policy; and (f) no written disclaimer, denial, disallowance of or reservation of rights letter with respect to any material claim relating to the Business under any such policy has been received by Seller or its Affiliates; and (g) to the Seller’s Knowledge, there are no material claims, accidents, exposures, occurrences, acts, omissions, circumstances or disputes relating to the Business and the Group Companies and covered by any such policy that Seller or its Affiliates has failed to properly and timely notice, report or tender for coverage under any such policy.

Section 2.17 Transactions with Affiliates. No Related Party is a party to any Contract or material transaction with any Group Companies other than (a) for payment for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Group Companies, (c) benefits due under Seller Benefit Plans and fringe benefits and (d) indemnification agreements with the Group Companies’ directors and officers.

Section 2.18 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller or the Group Companies who might be entitled to any fee or commission from Buyer or any of its Affiliates (including, after the

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Closing, the Group Companies) in connection with this Agreement and/or the Contemplated

Transactions.

Section 2.19 Anti-Corruption. Since June 30, 2017, none of the Group Companies or, to the Knowledge of Seller, their respective directors, officers, employees, or, to the Knowledge of Seller, any third party authorized to act on behalf of any Group Companies, has directly or indirectly (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or unlawful expenses related to political activity; (ii) made any unlawful payment or offered, promised or authorized the provision of anything of value, to any foreign or domestic government officials (including employees of state-owned enterprises) or employees of any foreign or domestic political parties for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of applicable Law; (iii) made or offered any other payment in violation of applicable Law to any official of any Governmental Authority, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee or commission payments; or (iv) otherwise taken any action which would cause any Group Companies to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any applicable Law of similar effect, including any domestic or foreign laws that relate to commercial bribery.

Section 2.20 Investment Purpose. With respect to the Equity Consideration. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Equity Consideration. Seller has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, financial condition and operations of the Buyer, and to the Knowledge of Seller, has been furnished with or given access to such documents and information about the Buyer and their operations. Seller acknowledges that the Equity Consideration is not registered under the Securities Act, or any state securities laws, and that the Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 2.21 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 2 (as modified by the related portions of the Disclosure Schedule) and/or specifically set forth in this Agreement, none of Seller, any Group Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any of the Group Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of the Group Companies, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 3

Representations and Warranties of Buyer and Parent

Parent and Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

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Section 3.1 Corporate Status. Parent and Buyer are both corporations duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent and Buyer are duly qualified to do business as a corporation and are in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, be material.

Section 3.2 Corporate and Governmental Authorization.

(a)  The Parent and Buyer each have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and thereunder and to consummate the Contemplated Transactions and thereby. The execution and delivery of this Agreement by Parent and Buyer and the performance of their obligations hereunder and thereunder have been duly authorized by all requisite corporate action of Parent and Buyer. No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent to consummate the Contemplated Transactions. Parent and Buyer each have duly executed and delivered this Agreement. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its respective terms, except as enforceability may be limited by the Remedies Exception.

(b)  Except as set forth on Section 3.2(b), the execution and delivery of this Agreement by Parent and Buyer and the performance of its obligations hereunder and thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than compliance with any applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable securities Laws, which Parent and Buyer have materially complied with.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement by Parent and Buyer and the performance of their obligations hereunder and thereunder do not and will not (i) contravene, violate, conflict with or result in any violation or breach of or require any Consent under any provision of any of the Organizational Documents of Parent or Buyer, (ii) contravene, conflict with, violate or result in any violation or breach of, or require any Consent under, any provision of any applicable Law binding on Buyer or Parent, or (iii), except as set forth on Schedule 3.3 of the Disclosure Schedule, require any Consent or other action by any Person under any provision of any material Contract to which Parent and Buyer are a party, which Consent or other action remains outstanding on the date of this Agreement.

Section 3.4 SEC Reports. Through the date hereof, the Parent has filed all forms, reports and documents with the U.S. Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”) and will file all such SEC Reports required to be filed subsequent to the date hereof. The Parent has made available to Seller true and complete copies of the SEC Reports. Such SEC Reports, at the time filed, complied in all material respects with the requirements of the federal and state securities laws and the rules and regulations of the SEC thereunder applicable to such SEC Reports. None of the SEC Reports, including without

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limitation, any financial statements or schedules included therein, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.5 Equity Interests. The Parent Stock is currently listed on the Nasdaq Capital Market. Parent has not received any written deficiency notice from the Nasdaq Capital Market related to the continued listing requirements of the Parent Stock, there are no legal proceedings pending, or to the Knowledge of Parent, threatened against Parent by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of the Parent Stock on the Nasdaq Capital Market, including any intention by such entity to suspend, prohibit or terminate the quoting of such Equity Securities on the Nasdaq Capital Market. The Parent Stock is in compliance with all of the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market and the SEC.

Section 3.6 Equity Consideration. The Equity Consideration and the Warrant to be issued and delivered to Seller pursuant to this Agreement have been duly authorized and upon issuance shall be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. Seller will acquire good and valid marketable title to all of the Equity Consideration and the Warrant, free and clear of any Lien. The issuance and sale of Equity Consideration and Warrant pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal. The Equity Consideration will be freely transferable by Seller pursuant to Rule 144 of the Securities Act, subject to a six-month holding period by Seller following the Closing.

Section 3.7 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s Knowledge or Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions.

Section 3.8 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the Contemplated Transactions.

ARTICLE 4

Reserved

ARTICLE 5

Covenants of the Parties

Section 5.1 Confidentiality; Non-Solicitation. (a) Parent and Seller and their respective controlled Affiliates shall comply with all of its respective obligations under the Confidentiality Agreement which shall survive the termination of this Agreement in accordance with the terms set forth therein.

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(b) Seller agrees that for the period commencing on the Closing Date and expiring on the eighteen-month anniversary of the Closing Date, neither it nor any of its Affiliates will directly or indirectly (i) induce or solicit (or assist or encourage any other Person in inducing or soliciting) for employment or any similar arrangement any Continuing Employee or (ii) hire (or assist or encourage any other Person in hiring) any Continuing Employee; provided, however, that this Section 5.1(b) (A) shall not apply to any Continuing Employee who has left the employment of Buyer or any of its Affiliates for more than three months and no activity otherwise prohibited by this Section 5.1(b) shall have occurred prior to such Continuing Employee’s departure, (B) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward any employees of Buyer or its Affiliates, (C) shall not prohibit engaging any recruiting firm or similar organization to identify and solicit persons for employment on Seller’s or its Affiliates’ behalf, so long as Seller and its Affiliates have not instructed or otherwise directed such recruiting firm or organization to target, any of the Continuing Employees, and (D) the hiring of any Continuing Employee who has been terminated or otherwise separated by Buyer or any of its Affiliates (it being understood that if any such Continuing Employee’s service is discontinued by Buyer or its Affiliates, and not by the Continuing Employee, then Seller shall be permitted to hire such Continuing Employee and the three month period in clause (A) shall not apply).

Section 5.2 Further Assurances. Following the Closing, each of Seller and Buyer shall, and shall use commercially reasonable efforts to cause its respective Affiliates and its Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or by Seller, as the case may be, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions and thereby, or otherwise to carry out the intent and purposes of this Agreement, in each case, at the sole cost and expense of the requesting party (unless otherwise specified herein).

Section 5.3 Publicity. Except (a) for a press release approved by the parties at the entering into of this Agreement and at, prior to or after the Closing or (b) to the extent required, in the reasonable judgment of the applicable party, by Law or Governmental Authorities (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), neither Seller nor any of its Affiliates nor Buyer nor any of its Affiliates shall release, generate or permit any press release or public announcement concerning this Agreement or the Contemplated Transactions without the prior express written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. If disclosure is required by applicable Law (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), the party making the release or announcement shall, to the extent not prohibited by applicable Law, before making such release or announcement, consult in advance with the other party, including providing a copy thereof to the other party prior to such issuance, and make any changes in respect to the text thereof reasonably and promptly requested by such other party. No party shall be required to provide notice to the other, obtain consent of the other or otherwise comply with this Section 5.3 to the extent any information about this Agreement or the Contemplated Transactions contained in the proposed release or announcement is consistent with information that has previously been made public

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without breach of the obligations under this Section 5.3 by the party proposing to issue such release or announcement.

Section 5.4 Option to Purchase Additional Subsidiary. The Seller grants to the Buyer an irrevocable option (the “Option”) to purchase the equity interests of TMG HK (the “TMG HK Equity Interests”) for an aggregate purchase price of $1,000 (the “Exercise Price”). Such Option shall expire on the first anniversary of the Closing Date (the “Expiration Date”). Buyer may execute the option by providing written notice to Seller on or prior to the Expiration Date and following payment of the Exercise Price on or prior to the Expiration Date, Seller shall deliver to Buyer a stock certificates (or local legal equivalent) representing the transfer of the TMG HK Equity Interests to Buyer.

Section 5.5 Parent Public Filings. From the date hereof until the earlier of (i) termination of this Agreement or (ii) the expiration date of the Warrant, Parent will keep current and timely fill all of its SEC Documents and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts to maintain the listing of the Parent Stock on the Nasdaq Capital Market.

Section 5.6 Sales Team Expansion. In addition to necessary working capital requirements for the Group Companies, Parent hereby covenants and agrees that it shall invest $250,000 into the Group Companies, advancing at least $25,000 each calendar month until $250,000 is invested into the Group Companies, for the strict purpose of expanding the sales team in Thailand, Vietnam and the United States.

ARTICLE 6

Tax Matters

Section 6.1 Cooperation on Tax Matters. The parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Group Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority.

Section 6.2 Tax Returns. Seller shall prepare, or cause to be prepared, all Tax Returns for any affiliated, consolidated, combined or unitary groups of which any of the Group Companies are members along with Seller or any of its Affiliates (other than the Group Companies) (the “Affiliated Group Tax Returns”). Buyer and the Group Companies shall furnish Tax information to Seller for inclusion in Seller’s Affiliated Group Tax Returns for the period that includes the Closing Date in accordance with the Seller’s past custom and practice. With regard to Tax Returns for the Group Companies other than the Affiliated Group Tax Returns, (i) Seller shall prepare, or

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cause to be prepared, all Tax Returns for any Tax period ending on or prior to the Closing Date (the “Pre-Closing Tax Returns”) and (ii) Buyer shall prepare, or cause to be prepared, all Tax Returns for any Straddle Period (the “Straddle Period Tax Returns”). Except as required by applicable Tax Law, any such Pre-Closing Tax Returns or Straddle Period Tax Returns shall be prepared consistent with the past practices of the Group Companies. Not less than twenty (20) days prior to the due date of any Straddle Period Tax Return that is prepared pursuant to this Section 6.2, a copy of the Straddle Period Tax Return proposed to be filed shall be delivered to Seller for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 6.3 Allocation of Straddle Period Taxes and Other Conventions.

(a)  To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes between the pre-Closing and post-Closing portions of a Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, payroll, or sales of the Group Companies for the portion of the Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning the day after the Closing Date in proportion to the number of days in each such period, and (ii) the amount of other Taxes of the Group Companies not described in the foregoing clause

(i) for the portion of the Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)  Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that for purposes of the definitions of Pre-Closing Taxes, Taxes shall: (i) exclude any Taxes (A) arising as a result of actions taken by Buyer on the Closing Date after the Closing outside of the ordinary course of business of the Group Companies not expressly contemplated by this Agreement; (B) attributable to Tax periods (or portions thereof) beginning after the Closing Date, or (C) due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or prior to the Closing Date, and (ii) be calculated by taking into account in taxable periods (or portion thereof) ending on or prior to the Closing Date all available Transaction Deductions, Tax losses, Tax credits or other Tax Items that may offset taxable income or Tax under applicable law, and all prepayments (including estimated payments) of Taxes with respect to such periods. The parties acknowledge and agree that, unless requested by Seller, no election pursuant to Section 338 or Section 336 of the Code shall be made in connection with the transactions contemplated by this Agreement. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Equity Interests on Buyer's federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B). At Seller’s request, Buyer shall cause any of Group Companies to make and/or join with Seller in making any election if the making of such election does not have

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a material adverse impact on Buyer (or any of Group Companies) for any Tax period beginning after the Closing Date.

Section 6.4 Tax Refunds. Seller shall be entitled to all Tax refunds and credits (and any interest thereon) of the Group Companies relating to any Pre-Closing Tax Period, including the portion of a Straddle Period ending on and including the Closing Date. Any such Tax refunds or credits received after the Closing by Buyer or any of its Affiliates (including the Group Companies) shall be remitted by Buyer to Seller within five (5) Business Days of the receipt of such refund or credit.

Section 6.5 Post-Closing Actions. After the Closing, without the prior written consent of Seller, Buyer shall not, and shall not permit any of its Affiliates (including the Group Companies) to, (i) file, re-file, amend or otherwise modify any Tax Return of the Group Companies for any Pre-Closing Tax Period, (ii) make or change any Tax election or change any method of accounting that has effect on any Tax Return of the Group Companies for a Pre-Closing Period,

(iii) agree to extend or waive the statute of limitations with respect to Taxes of the Group Companies for a Pre-Closing Tax Period, (iv) initiate discussions or examinations with any Tax authority (including any voluntary disclosures) regarding Taxes of the Group Companies with respect to any Pre-Closing Tax Period, or (v) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business of the Group Companies.

Section 6.6 Tax Contests. After the Closing, Buyer will promptly notify Seller in writing upon the commencement of any Tax audit, suit, action or proceeding (each, a “Tax Contest”) involving one or more of the Group Companies, that relates to a Pre-Closing Tax Period (including a Straddle Period). Seller shall have the right to control the defense of a Tax Contest that relates to an Affiliated Group Tax Return or that otherwise solely relates to a Pre-Closing Tax Period, which control will include, subject to the immediately following sentence, the right to settle, compromise or concede such Tax Contest and the right to employ counsel of its choice at its expense, provided, however, that, other than in respect of a Tax Contest that relates to an Affiliated Group Tax Return, Seller will keep Buyer apprised of developments relating to such Tax Contest, will provide Buyer with copies of all correspondence from any taxing authority relating to such Tax Contest, and will conduct the defense of such Tax Contest diligently and in good faith. Seller will not settle, compromise or concede a Tax Contest (other than a Tax Contest that relates to an Affiliated Group Tax Return) to the extent it would adversely affect the Tax liability of Buyer or any of the Group Companies for any tax period beginning after the Closing Date without the prior consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Buyer shall have the right to control the defense of a Tax Contest for a Straddle Period, which control will include, subject to the immediately following sentence, the right to settle, compromise or concede such Tax Contest and the right to employ counsel of its choice at its expense, provided, however, that Buyer will keep Seller apprised of developments relating to such Tax Contest, will provide Seller with copies of all correspondence from any taxing authority relating to such Tax Contest, and will conduct the defense of such Tax Contest diligently and in good faith. Buyer will not settle, compromise or concede such a Tax Contest without the prior consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed. Seller will have the right to participate in the defense of any such Tax Contest and to employ counsel of its choice at its expense.

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Section 6.7 Transfer Taxes. The Buyer, on the one hand, and the Seller, on the other hand, shall each be responsible for fifty percent (50%) of the Transfer Taxes solely attributable to the sale of Equity Interests. The Person responsible under applicable Law shall prepare, execute and timely file any Tax Returns required to be filed with respect to such Transfer Taxes. The Buyer and the Seller shall reasonably cooperate to minimize any such Transfer Taxes and shall execute and deliver or cause their respective Affiliates to execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to such Transfer Taxes.

Section 6.8 Section 338(h)(10) Election.

(a)  At Seller’s request and pursuant to the procedures set forth in this Section 6.8, Buyer (and to the extent necessary, TMG California) and Seller jointly shall make timely and irrevocable elections under Section 338(h)(10) of the Code with respect to Buyer’s acquisition of the Equity Interests of TMG California pursuant to this Agreement and, if permissible, similar elections under any applicable state and local Laws (collectively, the “Section 338(h)(10) Elections”). In such event, Buyer and Seller shall not take any action that could cause the Section 338(h)(10) Elections to be invalid, and shall take no position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state or local Law.

(b)  If Seller elects to exercise its rights under Section 6.8 to cause the Section 338(h)(10) Elections to be made:

(i)  Each of Buyer and Seller shall timely execute an original IRS Form 8023 (and any comparable state income Tax election forms and such other forms and documents as may be reasonably required to effectuate the Section 338(h)(10) Elections);

(ii)  Promptly thereafter, Buyer shall provide to Seller one (1) executed original of all such forms to effectuate the Section 338(h)(10) Elections with respect to the purchase and sale of the Equity Interests of TMG California;

(iii)  Buyer and Seller shall each timely file one executed original IRS Form 8023 with the IRS (and any comparable state income Tax election forms with the applicable state taxing authorities and such other forms and documents as may be reasonably required to effectuate the Section 338(h)(10) Elections) pursuant to this Section 6.8.

(iv)  Buyer and Seller agree (1) that the forms to effectuate the Section 338(h)(10) Elections shall be filed with the appropriate Governmental Authority not later than the last date for the filing thereof (other than forms required to be filed in connection with an income Tax Return in which case such forms shall be filed not later than the due date for such income Tax Return) and (2) that the contents of the forms shall be consistent with the Final Allocation (as defined below);

(v)  Within 120 calendar days after the Closing, Seller shall prepare a determination of the aggregate deemed sales price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338) and a proposed allocation of the ADSP among

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the assets of TMG California (the “Proposed Allocation”) and shall deliver the Proposed Allocation to Buyer. Buyer and Seller shall consult in good faith with regard to the determination of the ADSP and the Proposed Allocation. The Proposed Allocation shall be final and binding on Buyer and Seller unless, within 30 days after delivery thereof to Buyer, Buyer deliver a written notice to Seller of their objections to the Proposed Allocation. If Buyer raises any objections within such period, Buyer and Sellers shall attempt in good faith to resolve such dispute. The allocation as finally determined pursuant to this Section 6.8(c)(v) (whether by agreement of Seller and Buyer or by failure of Buyer to timely object to the Proposed Allocation) shall be the “Final Allocation;”

(vi)  Buyer, TMG California and Seller shall file all Tax Returns consistent with the Final Allocation and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local Laws; and

(vii)  Buyer and Seller shall bear their respective costs and expenses of preparing and reviewing the forms and documents as may be reasonably required to effectuate the Section 338(h)(10) Elections, the Proposed Allocation and the Final Allocation.

ARTICLE 7

Conditions Precedent

Section 7.1 Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Equity Interests and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may be waived, in whole or in part, by Buyer in its sole discretion):

(a)  Seller shall have duly performed and complied with, or shall have caused to be duly performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(b)  (i) No Order shall have been entered by, or any Law enacted by, a Governmental Authority of competent jurisdiction and shall be in effect that restrains, enjoins, prevents or otherwise prohibits the consummation of the Contemplated Transactions and (ii) no Action shall have been threatened or brought by a Governmental Authority of competent jurisdiction seeking to restrain, enjoin, prevent or otherwise prohibit the consummation of the Contemplated Transactions.

(c)	Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Sections 7.1(a) through (b) has been satisfied;

(d)  Seller shall have delivered signed forms to change the signatories on all bank accounts for the Group Companies to signatories requested by the Buyer;

(e)	Seller shall have delivered to Buyer the deliveries set forth in Section 1.2; and
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(f)  except as otherwise may be directed by Buyer prior to the Closing, Seller shall have delivered to Buyer the resignations of the directors and officers of each of the Group Companies.

Section 7.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)  Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Buyer under this Agreement at or prior to the Closing;

(b)  (i) no Order shall have been entered by, or any Law enacted by, a Governmental Authority of competent jurisdiction and shall be in effect that restrains, enjoins, prevents or otherwise prohibits the consummation of the Contemplated Transactions and (ii) no Action shall have been threatened or brought by a Governmental Authority of competent jurisdiction seeking to restrain, enjoin, prevent or otherwise prohibit the consummation of the Contemplated Transactions;

(c)  Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section 7.2(a) through Section 7.2(b) have been satisfied; and

(d) Buyer shall have delivered to Seller the deliveries set forth in Section 1.2.

ARTICLE 8

Reserved.

ARTICLE 9

Indemnification

Section 9.1 Survival. (a) the representations and warranties set forth in Section 2.15 (the “Tax Representations”), and the right to make Indemnification Claims in respect thereof under this Agreement, will survive until ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), (b) the representations and warranties contained in this Agreement (other than Tax Representations), and the right to make Indemnification Claims in respect thereof under this Agreement, will survive for a period of six months following the Closing Date. All covenants and agreements contained herein related to Taxes will survive the Closing and terminate and expire, and shall cease to be of any force or effect, ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof). All covenants and agreements of the parties contained in this Agreement that are to be performed at or prior to the Closing shall expire on the Closing Date.

The right of a party to bring a claim for indemnification (an “Indemnification Claim”) hereunder with respect to any covenant of the other party shall remain in effect for the period specified in this Section 9.1 with respect to such covenants. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise

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terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Nothing in this Article 9 shall limit or prohibit the rights of Buyer and/or its Affiliates to pursue recoveries under any of the Seller’s insurance policies.

Section 9.2 Indemnification by Seller. From and after the Closing, and subject to the limitations in this Article 9, Seller shall indemnify and hold harmless each of Buyer, its Affiliates, and the Group Companies, and their respective officers, directors, equityholders, members, partners, managers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all Losses sustained, incurred, imposed on or suffered by any Buyer Indemnitees resulting from, arising out of or relating to (a) any breach as of the Closing Date of any representation or warranty of Seller contained in Article 2, other than the Fundamental Representations, determined as if made on the Closing Date (except to the extent such representation or warranty speaks as of a particular date or period of time, in which case such breach shall be determined as of such particular date or period of time), (b) any breach as of the Closing Date of any Fundamental Representation determined as if made on the Closing Date (except to the extent such representation or warranty speaks as of a particular date or period of time, in which case such breach shall be determined as of such particular date or period of time), and (c) any breach, failure or non-fulfillment by Seller of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, and (d) all Pre-Closing Taxes.

Section 9.3 Indemnification by Buyer. From and after the Closing, and subject to this Article 9, Buyer shall defend, indemnify and hold harmless Seller and its equityholders, members, partners, managers, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, any and all Losses sustained, incurred, imposed on or suffered by any Seller Indemnitees resulting from, arising out of or relating to (a) any inaccuracy in or breach of any representation or warranty made by Buyer in Article 3 of this Agreement, (b) any breach, failure or non-fulfillment by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, (c) all Post-Closing Taxes or (d) the Assumed Liabilities.

Section 9.4 Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of Buyer Indemnitees and Seller Indemnitees:

(a)  Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify the Indemnified Party against any Losses shall be limited to claims with respect to which the Indemnified Party has given to the Indemnifying Party written notice thereof at or prior to the applicable survival date, if any, in accordance with Section 9.1.

(b)  Seller shall not be liable to Buyer Indemnitees for any Losses with respect to the matters contained in Section 9.2(a) until such time as the aggregate of all Losses with respect to the matters contained in Section 9.2 exceeds $50,000 (the “Indemnity Threshold”), in which event Seller shall be liable for all Losses in excess of the Indemnity Threshold up to the Indemnity Value. Seller shall not be liable to Buyer Indemnitees for any Losses with respect to the matters contained

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in Section 9.2(b), Section 9.2(c) or Section 9.2(d) until such time as the aggregate of all Losses with respect to the matters contained in Section 9.2 exceeds the Indemnity Threshold, in which event Seller shall be liable for all Losses in excess of the Indemnity Threshold up to $1,300,000 (the “Cap”). Notwithstanding anything to the contrary in this Agreement, (i) the aggregate liability of the Seller Indemnifying Parties for all Indemnification Claims under Section 9.2(a) shall not exceed the Indemnity Value, (ii) the aggregate liability of the Seller Indemnifying Parties for all Indemnification Claims under Section 9.2 shall not exceed the Cap and (iii) the sole recourse of the Buyer Indemnitees against the Seller Indemnifying Parties with respect to Indemnification Claims shall be limited to recovering the Indemnity Shares in accordance with Section 9.4(d).

(c)  Buyer shall not be liable to Seller Indemnitees for any Losses with respect to the matters contained in Section 9.3 until such time as the aggregate of all Losses with respect to matters contained in Section 9.3 exceeds the Indemnity Threshold. Subject to Section 9.7, the aggregate monetary liability of Buyer in respect of all claims for indemnification pursuant to Section 9.3 shall be equal to the Cap.

(d)  With respect to each indemnification obligation in this Agreement, (i) in no event shall an Indemnifying Party have liability to the Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim by a Governmental Authority of competent jurisdiction, and (ii) the parties shall treat any indemnification payment made under this Agreement as an adjustment to the purchase price for Tax reporting and all other applicable purposes to the extent permitted by applicable law. All claims for indemnification by a Buyer Indemnitee for Losses pursuant to this Agreement shall be satisfied solely from the Indemnity Shares. For purposes of determining the number of Indemnity Shares to be used to satisfy a claim for indemnification under this Article 9, the value of one Indemnity Share shall be the greater of (i) the 20-Day Average Price and (ii) the arithmetic average of the closing price of the Parent Stock on each trading day during the twenty consecutive trading days ending the date the claim is resolved.

(e)  For purposes of this Article 9, any Material Adverse Effect, materiality and similar qualifiers contained in or otherwise applicable to any representations and warranties set forth this Agreement (other than those representations and warranties set forth in Section 2.6(a) and Section 2.6(b) and any representations and warranties requiring a list of items to be disclosed based on materiality qualifications) shall be ignored for the purpose of calculating the amount of applicable Losses resulting from such inaccuracy or breach (it being agreed and understood however that such qualifications will continue to apply, as applicable, to the determination of whether a breach or inaccuracy of representation or warranty has occurred).

(f)  The parties hereto shall take and cause their respective Affiliates to take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance which would reasonably be expected to, or does, give rise thereto.

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Section 9.5 Notification of Claims; Third Party Claims.

(a)  A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties that may be liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 9, in accordance with this Section 9.5.

(b)  If any claim or demand is made by a Person who is not party to this Agreement (a “Third Party Claim”) against an Indemnified Party that (if prosecuted or pursued successfully) would be a matter for which such Indemnified Party is entitled to indemnification under this Article 9, such Indemnified Party shall give written notice of the claim to the Indemnifying Party reasonably promptly following the Indemnified Party becoming aware of the same requesting such indemnification and describing in reasonable detail the nature of the claim, the material facts underlying the claim, the amount of the claim (or estimate thereof, if the amount is not known and it is reasonably possible to make an estimate) and the specific basis on which the Indemnifying Party has liability for the claim under this Agreement, including reasonably detailed supporting documentation, and referring to this Section 9.5 and the terms hereof. Such notice shall contain or be accompanied by such other material information as such Indemnified Party shall have concerning the Third Party Claim. The failure to notify the Indemnifying Party shall not affect the indemnification provided hereunder unless (and only to the extent that) such failure to notify actually and materially prejudices the Indemnifying Party as a result thereof. To the extent not prohibited by applicable Law or Order, the Indemnified Party shall reasonably promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by such Indemnified Party relating to any such Third Party Claim.

(c)  If a Third Party Claim is made or commenced and an Indemnification Claim is made with respect thereto, the Indemnifying Party shall have the right, upon giving written notice to the Indemnified Party, to conduct and control the defense of, negotiate, settle or otherwise control any Third Party Claim which relates to any Losses indemnifiable hereunder through an attorney selected by the Indemnifying Party; provided that such Indemnified Party shall be entitled to participate in (but not control) any such defense with separate counsel reasonably acceptable to the Indemnifying Party separate from the counsel engaged by the Indemnifying Party at the expense of the Indemnifying Party if, upon advice of outside counsel to such Indemnified Party, a legal conflict exists or would reasonably be expected to exist between the applicable Indemnified Party and the Indemnifying Party that, in either such case, would make such separate representation necessary under the applicable rules of ethics and professional responsibility; provided, further, that, if the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses for a separate counsel subsequently incurred by such Indemnified Party in connection with such defense. The Indemnifying Party shall have thirty (30) days following receipt by such Indemnifying Party of notice of any Third Party Claim to notify the Indemnified Party in writing that the Indemnifying Party (at its own expense, but subject to the limitations on liability set forth in this Article 9) elects to conduct and control the defense of, negotiate, settle or otherwise control such Third Party Claim on behalf of the Indemnified Party. Election of the Indemnifying Party to defend a Third Party Claim shall not be construed to be an admission as to liability for indemnification hereunder.

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(d)  If the Indemnifying Party elects to assume the defense of a Third Party Claim, (i) the Indemnified Party will, and will cause any other applicable Indemnified Parties to, cooperate and make available to the Indemnifying Party (and its representatives) all employees and furnish (without expense to such Indemnifying Party) such non-privileged information, including books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) the Indemnifying Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (A) involves only money damages that are fully indemnifiable hereunder by the Indemnifying Party and for which no Indemnified Party shall have any liability and does not seek an injunction or other equitable relief (other than customary confidentiality obligations), (B) by its terms obligates the Indemnifying Party or its Affiliates to pay the full amount of the Liability in connection with such Third Party Claim and (C) contains an unconditional release of the Indemnified Party with respect to such Third Party Claim. If such conditions are not satisfied and such unconditional release not obtained, then the Indemnifying Party shall not compromise or settle such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party conducts the defense of a claim, the Indemnified Party may retain separate co-counsel reasonably acceptable to the Indemnifying Party at its own cost and expense and participate in (but not control) such defense (if, upon advice of counsel to such Indemnified Party, a legal conflict exists or would reasonably be expected to exist between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation necessary under the applicable rules of ethics and professional responsibility), which, for the avoidance of doubt, shall not constitute Losses for purposes of this Article 9.

(e)  If the Indemnifying Party does not elect to control the defense of a Third Party Claim, (i) the Indemnified Party shall have the right to conduct and control such defense, and (ii) the Indemnified Party may only consent to entry of any judgment upon, or compromise and settle in good faith any such Third Party Claim, with the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Upon the determination of liability under and subject to Section 9.2 or Section 9.3 hereof, the appropriate party shall within thirty (30) days of such determination, pay the amount of such claim (in the case of a Seller Indemnifying Party using the Indemnity Shares).

(f)  In the event an Indemnified Party desires to make a claim for indemnification pursuant to Section 9.2 or Section 9.3 hereof against the applicable Indemnifying Party, that does not involve a Third Party Claim, the applicable Indemnified Party shall give written notice of the claim to the Indemnifying Party reasonably promptly following the Indemnified Party becoming aware of the same, describing in reasonable detail the nature of the claim, the material facts underlying the claim, the amount of the claim (or estimate thereof, if the amount is not known and it is reasonably possible to make an estimate) and the specific basis on which the Indemnifying Party has liability for the claim under this Agreement, including reasonably detailed supporting

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documentation, and referring to this Section 9.5 and the terms hereof. Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually and materially prejudiced the Indemnifying Party as a result thereof and then only to the extent of such prejudice. For purposes of any investigation of a claim against any Indemnifying Party under this Article 9 that is not a Third Party Claim, the Indemnified Party shall provide the Indemnifying Party with reasonable access during normal business hours to the Indemnified Party’s non-privileged books and records, other applicable non-privileged documentation and information and personnel relating to such claim.

(g)  Notwithstanding anything to the contrary set forth in this Agreement, the procedures relating to Tax Contests shall be governed exclusively by Article 6.

Section 9.6 Insurance or Other Third Party Recovery. If an Indemnified Party, after having received any indemnification payment with respect to any Losses pursuant to this Agreement from an Indemnifying Party, subsequently receives any insurance proceeds or other payment from a third party in respect of compensation for such Losses, such Indemnified Party shall promptly reimburse the Indemnifying Party an amount equal to such insurance proceeds or third party payment (after deducting therefrom the amount of any costs incurred in seeking and obtaining such recovery (including premium increases), to the extent such Indemnified Party did not already receive payment for such costs from the Indemnifying Party), but not in excess of the amount of indemnification previously paid by or on behalf of the Indemnifying Party to or on behalf of the Indemnified Party in respect of such Losses.

Section 9.7 Liabilities. If the Parent or Buyer makes payments for any Liabilities, other than the Assumed Liabilities, of the Seller or the Group Companies existing on the Closing Date exceeding $700,000 less the Assumed Liabilities plus interest as of the Closing Date and excluding any additional interest accruing on the Assumed Liabilities after the Closing Date (“Excess Liabilities”), the Seller will indemnify the Parent or the Buyer for the full amount of payments of Liabilities exceeding the Excess Liabilities, without any limitation. The Parent or the Buyer shall not make any payments of the Seller’s Liabilities, other than the Assumed Liabilities, without the consent of the Seller, which shall not be unreasonably withheld, conditioned or withheld. After such payments shall be negotiated in good faith before being paid.

Section 9.8 Exclusive Remedy. Except in the case of fraud, Seller and Buyer hereby agree that the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in this Article 9.

ARTICLE 10

Definitions

Section 10.1 Certain Terms. The following terms have the respective meanings given to them below:

“Action” means any legal action, binding arbitration, litigation, administrative charge, suit or other civil or criminal proceeding.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by Contract or otherwise. For all purposes of this Agreement, each Group Company shall be deemed to be Affiliates of Seller prior to the Closing and shall be deemed to be Affiliates of Buyer from and after the Closing.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax law).

“Affiliated Group Tax Returns” has the meaning set forth in Section 6.2.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit scheme, agreement, arrangement or obligation to provide compensation or benefits, including without limitation employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, paid time-off, plant closing benefits, voluntary or involuntary redundancy payments or other benefits on termination of employment, salary continuation for disability, retirement or pension arrangements, deferred compensation, bonus, profit sharing, equity or equity-based compensation, stock purchase plans or programs, health and welfare plans, adoption assistance, fringe benefits, tuition reimbursement or scholarship programs, employee discount programs, vehicle allowances, transportation reimbursement, legal assistance, plans subject to Code Section 125, post-retirement plans or arrangements, tax gross-up payments and plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York, United States of America.

“Business IP Assets” means (a) all Copyrights owned by the Seller and the Group Companies; (b) the Trademarks owned by the Seller and the Group Companies as set forth on Section 2.9(a) of the Disclosure Schedule and the goodwill of the Business associated with such Trademarks; (c) all Trade Secrets that are owned by the Seller and the Group Companies; (d) the

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Group Company Software; and (e) the Domain Names owned by the Group Companies as set forth on Section 2.9(a) of the Disclosure Schedule.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Cap” has the meaning set forth in Section 9.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Payroll Taxes” means the employer portion of any payroll, employment or social security Taxes incurred in connection with stay bonuses, sales bonuses, transaction bonuses, change of control payments, severance payments, retention payments, the exercise or payment of amounts with respect to options, or other compensatory payments in connection with the transactions contemplated hereby, in each case, to the extent accrued on or prior to the Closing Date. For the avoidance of doubt, Post-Closing Payroll Taxes shall not be included in the definition of Closing Payroll Taxes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non- Disclosure Agreement by and between Parent and Seller dated as of March 21, 2022.

“Consent” means any consent, approval, authorization, or waiver with or to any Person or under any Law, in each case required to permit the consummation of the Contemplated Transactions.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the execution, delivery and performance of this and the sale and purchase of the Equity Interests and issuance of the Equity Consideration and Warrant pursuant to the terms hereof.

“Continuing Employee” means all Employees of the Group Companies other than the Key Employees.

“Contract” means any agreement, contract, commitment, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument, in each case whether written or oral.

“Copyrights” means all registered and unregistered works of authorship protectable under copyright Law, copyright registrations, renewals thereof, and applications to register the same.

“Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by Seller to Buyer in connection with the execution of this Agreement.

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“Domain Names” means all registered Internet domain names.

“Effect” means any fact, occurrence, event, change, circumstance, condition, development or effect.

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Employees” means all of the employees of the Group Companies, including (a) employees employed on an hourly or salaried basis and (b) part-time employees.

“Equity Consideration” has the meaning set forth in Section 1.1.

“Equity Interests” has the meaning set forth in the Recitals.

“Equity Securities” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock or registered capital of, or voting power in, a corporation,

(b) any ownership interests of, or voting power in, a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any rights of first refusal, preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Liabilities” has the meaning set forth in Section 9.7.

“Financial Statements” has the meaning set forth in Section 2.5(a).

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Corporate Status), Section 2.2 (Corporate Authorization), Section 2.18 (Finders’ Fees).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local, governmental or public department, ministry, minister, central bank, court, tribunal, arbitral body, commission, commissioner, director, agency, board or bureau, division, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, administrative, expropriation or Tax authority under or for the account of any of the foregoing, including any private body having received a mandate to perform public services, and (d) any judiciary or quasi- judiciary tribunal, court or body.

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“Governmental Authorization” means any Permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, pursuant to any Government Contract, or pursuant to any Law.

“Group Companies” has the meaning set forth in the Recitals.

“Group Company Software” means any proprietary software of the Group Companies that is used in any product or service owned, made, distributed, licensed or sold by or on behalf of a Group Company.

“Indemnification Claim” has the meaning set forth in Section 9.1.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indemnity Shares” shall mean, in the case of an Indemnification Claim pursuant to Section 9.2(a) hereof, the aggregate number of shares of Parent Stock equal to the quotient of the Indemnity Value divided by the 20-Day Average Price rounded down to the nearest whole share; and in the case of an Indemnification Claim pursuant to Sections 9.2(b), 9.2(c) or 9.2(d) hereof, it shall mean the aggregate number of shares of Parent Stock equal to the quotient of the Cap divided by the 20- Day Average Price rounded down to the nearest whole share.

“Indemnity Threshold” has the meaning set forth in Section 9.4(b).

“Indemnity Value” shall mean $400,000.

“Intellectual Property Rights” means rights in or to intellectual property, including rights in Software, Copyrights, Trade Secrets, Patents, Trademarks and Domain Names, in each case whether registered or not, and regardless of jurisdiction.

“Key Employees” means Daniel Thorman and Nicholas Lynch.

“Knowledge” means (a) in the case of Seller, the actual and constructive knowledge of any of the Key Employees, in each case, after reasonable inquiry, and (b) in the case of any other Person that is not an individual, the actual and constructive knowledge of any officer of such Person after reasonable inquiry.

“Laws” means laws, statutes, ordinances, codes, rules, regulations, judgments, injunctions, Orders and decrees.

“Liabilities” means, with respect to any Person, any and all liabilities and obligations of every kind, character and description, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted or known or unknown.

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“Lien” means, with respect to any property, asset or right, any mortgage, lien, pledge, charge, security interest, encumbrance, easement, in respect of such property, asset or right.

“Listed Intellectual Property” has the meaning set forth in Section 2.9(a).

“Loss” or “Losses” means any damage, loss, liability or expense (including reasonable attorneys’ and accountants’ fees), whether or not involving a Third Party Claim.

“Material Adverse Effect” means any Effect that, individually or combined, is materially adverse on the Business, assets, Liabilities, results of operations or condition of the Business, or the Group Companies, taken as a whole, or could or could reasonably be expected to prevent or materially impair, impede or delay the ability of Seller to perform its obligations under this Agreement or to consummate the Contemplated Transactions; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Group Companies operate or compete; (b) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on the Group Companies as compared to any of the other companies in the Group Companies’ industry; (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber attacks, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber attacks, terrorism or military actions), pandemic or epidemic (including the COVID-19 pandemic, including the continuation or worsening of the COVID-19 pandemic) in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on the Group Companies as compared to any of the other companies in the Group Companies’ industry or geographies in which the Group Companies operates; (d) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; or (e) any matter disclosed in the Disclosure Schedule to the extent the effect is reasonably foreseeable from the disclosure therein or the documents referenced therein.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“Open Source Software” means any software or program that is licensed or distributed pursuant to any open source, community source, freeware, shareware or public license or distribution model, including any software or program licensed or distributed under any of the following licenses or distribution models: GNU General Public License (GPL) or Lesser/Library GPL (LGPL), BSD License, Apache License and other licenses listed at www.opensource.org.

“Order” means any order, writ, injunction, decree, judgment, award, determination, ruling, stipulation, verdict, directive or demand entered or issued, promulgated or entered by or with any Governmental Authority.

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“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Parent Stock” means Parent’s Common Stock, $0.0001 par value per share.

“Patents” means all utility and design patents, utility models, industrial designs, and certificates of invention, and all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of or for any of the foregoing in any jurisdiction.

“Permit” means any permit, clearance, license, certificate, order, approval, franchise, registration or other authorization issued by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments (i) not yet due and delinquent or (ii) that are being contested in good faith and for which adequate accruals or reserves have been established in the Financial Statements, (b) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business that are not delinquent or which are being contested in good faith, (c) easements, rights of way, encroachments, zoning ordinances and other similar encumbrances affecting real property, (d) statutory Liens in favor of lessors arising in connection with any property leased to any of the Group Companies, (e) Liens reflected in the Financial Statements, (f) Liens which will be released at or prior to Closing, and (g) other imperfections of title or Liens, if any, that are not, individually or in the aggregate, material to the Business and that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the real property or of any asset by any of the Group Companies and/or of the Business or materially detract from the value of any such asset of the Group Companies and/or of the Business or render title unmarketable or uninsurable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Payroll Taxes” means the employer portion of any payroll, employment or social security Taxes incurred in connection with stay bonuses, sales bonuses, transaction bonuses, change of control payments, severance payments, retention payments, the exercise or payment of amounts with respect to options, or other compensatory payments in connection with the transactions contemplated hereby, in each case, on amounts paid after the Closing Date. For the avoidance of doubt, Post-Closing Payroll Taxes will: (a) not be included within the definition of Pre-Closing Taxes; (b) not reduce the Equity Consideration; and (c) be borne solely by Buyer or its Affiliates.

“Post-Closing Straddle Period” means the portion of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period.

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“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Taxes” means (a) all Taxes imposed on any Group Companies attributable to any Post-Closing Tax Period and Post-Closing Straddle Period (such Taxes for such Straddle Period to be apportioned in accordance with Article 6), and (b) all Transfer Taxes for which Buyer is responsible pursuant to Section 6.7; provided, however, that Post-Closing Taxes shall not include any Pre-Closing Taxes.

“Pre-Closing Straddle Period” means the portion of the Straddle Period that begins on or before the Closing Date and ends on (and includes) the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.2.

“Pre-Closing Taxes” means (a) all Taxes imposed on any Group Companies for any Pre- Closing Tax Period or any Pre-Closing Straddle Period (such Taxes for a Straddle Period to be apportioned in accordance with Article 6), (b) Taxes imposed on any Group Companies as a result of having been a member or any Affiliated Group, of which any of the Group Companies is or was a member prior to the Closing Date, pursuant to Treasury Regulations Section 1.1502-6 or analogous state, local or non-U.S. Law, and (c) all Transfer Taxes for which Seller is responsible pursuant to Section 6.7. For the avoidance of doubt, Pre-Closing Taxes shall not include any Post- Closing Payroll Taxes.

“Recent Balance Sheet” has the meaning set forth in Section 2.5(a).

“Related Party” means, with respect to the Group Companies, any member, limited or general partner, officer or director of any Group Companies.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement, registration statement, prospectus or other document filed or required to be filed or furnished with the SEC by such Person under the Securities Act or Exchange Act, together with any amendments, restatements or supplements thereto.

“Securities Act” has the meaning set forth in Section 3.2(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

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“Seller’s Benefit Plans” has the meaning set forth in Section 2.14.

“Software” means all software, including source code and object code, computer programs and related data and databases and documentation.

“Stock Powers” has the meaning set forth in Section 1.2.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.2.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Tax” or “Taxes” means any United States or non-U.S., federal, state or local income, gross receipts, property, sales, excise, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, recapture, escheat or unclaimed property, value added, alternative or add- on minimum, estimated or any other tax of any kind whatsoever (however denominated) imposed by a Governmental Authority, whether disputed or not, including any interest, penalties and additions thereto.

“Tax Contest” has the meaning set forth in Section 6.7.

“Tax Representations” has the meaning set forth in Section 9.1.

“Tax Return” means any return, report, document, declaration, claim for refund or other information or filing filed or required to be filed with, or supplied to or required to be supplied to, any Taxing Authority with respect to Taxes in any jurisdiction for any period, including any amendment thereto and any related or supporting information, schedule or attachment with respect thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that has the power to impose, assess or administer such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Third Party” means any Person, as defined in this Agreement, other than Seller or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 9.5(b).

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“Trade Secrets” means all means all proprietary and unpatented technology or information that is of value to the owner and that has been maintained in accordance with the standards required by applicable Law to protect it as a trade secret, including, without limitation, inventions, processes, designs, formulae, models, tools, algorithms, software architectures, trade secrets, know-how, ideas, research and development, data and databases, and confidential information.

“Trademarks” means all registered and unregistered trademarks and service marks, all trademark and service mark registrations and applications and all renewals thereof and all trade names.

“Transaction Deductions” means all income Tax deductions for (i) any compensatory payments made in connection with the consummation of the transactions contemplated by this Agreement (including any Closing Payroll Taxes), (ii) any and all payments of transaction expenses or indebtedness, or (iii) any other deductible payments attributable to the transaction contemplated by this Agreement that are economically borne by the Seller. For purposes of this Agreement, the parties agree that seventy percent (70%) of any success-based fees paid by Seller in connection with the transactions contemplated by this Agreement shall be deductible under Rev. Proc. 2011-29 and that, in the case of such fees that are transaction expenses, the deductible amount shall be a Transaction Deduction.

“Transfer Tax” means, in respect of the sale of the Equity Interests effectuated pursuant to this Agreement, all documentary, recording, registration, stamp, duty, transfer, real estate transfer, sales and use and similar Taxes and fees (including interest, penalties and additions to any such Taxes) in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, and shall include all Taxes payable in relation to any deemed or indirect transfer of assets or property as a result of such sale of the Equity Interests and all penalties, surcharges, charges, interest and additions thereto; provided that Transfer Tax shall not include any charge to capital gains or Income Taxes.

“Treasury Regulations” means the final and temporary regulations prescribed under the

Code.

“20-Day Average Price” means the arithmetic average of the closing price of the Parent Stock on each trading day during the twenty consecutive trading days ending the date two Business Days prior to the Closing Date.

“U.S.” or “United States” means the United States of America.

“U.S. Employee” means any individual designated as a “U.S. Employee” on Section

2.15(a) of the Disclosure Schedule.

“Warrant” shall mean the warrant attached hereto as Exhibit A.

Section 10.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this

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Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Unless otherwise stated, any reference to “dollars” or “$” means dollars of the United States of America.

ARTICLE 11

Miscellaneous

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given:

If to the Buyer or Parent:

Society Pass Incorporated

701 S. Carson Street, Suite 200

Carson City, NV, 89701

Attention: Dennis Nguyen

E-mail: dennis@thesocietypass.com

If to the Seller:

Dan Thorman

599 N Fair Oaks Ave, Suite 201 Pasadena, CA 91103

E-Mail: dthorman@thoughtfulmedia.com and dan@thorman.com

with a copy (which shall not constitute notice) to:

Cooley LLP

Attn: Dave Young

1333 2nd Street, Suite 400

Santa Monica CA 90401

dyoung@cooley.com

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or such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by any party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by electronic mail or by overnight delivery by a nationally recognized next-day private courier. Notices and other communications shall be deemed to have been duly given, served or sent (a) on the date of delivery (except if not a Business Day then the next Business Day) if delivered in person or by electronic mail properly addressed (provided failure of delivery is not received by sender),

(b) upon confirmation of successful transmission (except if not a Business Day then the next Business Day) if delivered by electronic mail, or (c) on the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized next-day private courier.

Section 11.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure or delay by any of the parties, on one or more occasions, to enforce or delay enforcing any of the provisions of this Agreement or to exercise or delay exercising any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 11.3 Expenses. Audit costs required by the Buyer shall be paid for by the Buyer. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 11.4 Governing Law, Jurisdiction, etc.

(a)  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)  Parent, Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the Contemplated Transactions. Each of Parent, Buyer and Seller irrevocably agrees that all claims in respect of the interpretation and enforcement

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of the provisions of this Agreement and in respect of the Contemplated Transactions, or with respect to any such action or proceeding, shall be heard and determined in such a Delaware state or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Parent, Buyer and Seller hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Parent, Buyer and Seller hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Parent, Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof for the purpose of any Action against a party hereto with respect to the subject matter of, or related to, this Agreement or the Contemplated Transactions.

(c)  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE CONTEMPLATED TRANSACTIONS.

Section 11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party. Notwithstanding the foregoing, without the consent of Seller, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, to any acquiror of all or substantially all of the assets or shares of capital stock (or other ownership interests) of the Group Companies (whether by asset purchase, stock purchase, merger, consolidation or otherwise), any or all of its rights hereunder (including its rights to seek indemnification hereunder) provided that no such transfer or assignment will relieve Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 11.6 Disclaimer of Other Representations or Warranties. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BUYER NOR SELLER MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION (INCLUDING IN ANY DATA ROOM OR IN RESPONSE TO QUESTIONS SUBMITTED BY A PARTY OR ANY OF ITS REPRESENTATIVES AND INCLUDING ANY PROJECTIONS OR SIMILAR INFORMATION), MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS AFFILIATE OR REPRESENTATIVES OF ANY

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OF THEM, WHETHER WRITTEN OR ORAL, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. THIS Section 11.6 SHALL NOT APPLY WITH RESPECT TO FRAUD, AND NOTHING IN THIS AGREEMENT SHALL AFFECT OR LIMIT IN ANY WAY ANY CLAIM FOR FRAUD.

Section 11.7 Entire Agreement. This Agreement, together with the Warrant and the Assumption Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 11.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Contemplated Transactions can be consummated as originally contemplated to the fullest extent possible.

Section 11.9 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, and free of any express restriction on its effectiveness, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided in Article 9, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person other than the parties and their respective successors and assigns. No Person not a party hereto (including employees or creditors of Seller, or any Group Companies) shall be entitled to enforce any provisions hereof or exercise any right hereunder.

Section 11.10 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, and no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or Liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the Contemplated Transactions.

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Section 11.11 Disclosure Schedules. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute, claim, or controversy as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Any item of information, matter, or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not

(a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. The inclusion of any item or matter in any part of the Disclosure Schedule with respect to a representation and warranty shall also be deemed to be an inclusion for the purposes of any other representation and warranty to which it is reasonably apparent on its face that such item or matter relates.

Section 11.12 Specific Performance. Each party agrees that the other would suffer irreparable damage if any provision of this Agreement were not performed by it in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof. Such remedy shall not be deemed to be the exclusive remedy for a breach by a party of this Agreement but shall be in addition to all other remedies available at law or equity and neither party shall be required to post a bond in connection with it seeking such equitable relief.

Section 11.13 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.14 Conflict of Interest. If the Seller so desires, and without the need for any consent or waiver by the Group Companies, Parent, or Buyer, Cooley LLP (“Cooley”) shall be permitted to represent the Seller after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, Buyer, the Group Companies or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any Indemnification Claims. Upon and after the Closing, the Group Companies shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by a Group Company to represent such Group Company after the Closing and either such engagement involves no conflict of interest with respect to the Seller and Seller consents in writing at the time to such engagement. Any such representation of the Seller by Cooley after the Closing shall not affect the foregoing provisions hereof.

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Section 11.15 Attorney-Client Privilege. Parent, Buyer, Seller and the Group Companies agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Group Companies in connection with the Contemplated Transactions, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Seller, and not by Parent, Buyer or any Group Company, following the Closing, and may be waived only by the Seller, and not any Group Company, and shall not pass to or be claimed or used by Parent, Buyer or the Group Companies. Absent the consent of the Seller, none of Parent, Buyer nor any Group Company shall have a right to access the Covered Materials following the Closing and, in the event Parent, Buyer or any Group Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Seller with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Parent, Buyer or a Group Company, on the one hand, and a third party other than (and unaffiliated with) the Seller, on the other hand, after the Closing, then the Group Company may assert such attorney-client privilege to prevent disclosure to such Covered Materials; and provided, further, that Parent, Buyer and the Group Companies may not waive such privilege without the prior written consent of the Seller.

[Signature page follows]

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IMAGE OMITTEDIN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IN WITNESS WHEREOF, the parties hereto have, as of the date first written above, (i) executed this Agreement or (ii) caused this Agreement to be executed by their respective officers thereunto duly authorized, as applicable.

THE PARENT:

SOCIETY PASS INCORPORATED

By:

THE SELLER:

ADACTIVE MEDIA I C.

By:

Name: Dan Thonnan

Title: Chief Executive Officer

THE BUYER:

THOUGHTFUL MEDIA GROUP INCORPORATED

By:

Dennis Nguyen, Chief Executive Officer

(Signature Page to Stock Purchase Agreement)

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IN WITNESS WHEREOF, the parties hereto have, as of the date first written above, (i) executed this Agreement or (ii) caused this Agreement to be executed by their respective officers thereunto duly authorized, as applicable.

THE PARENT:

SOCIETY PASS INCORPORATED

By:

Dennis Nguyen, Chief Executive Officer

THE SELLER:

ADACTIVE MEDIA, INC.

By:

Name: Dan Thorman

Title: Chief Executive Officer

THE BUYER:

THOUGHTFUL MEDIA GROUP INCORPORATED

By:

Dennis Nguyen, Chief Executive Officer

(Signature Page to Stock Purchase Agreement)

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DISCLOSURE SCHEDULE

44

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Execution Version

SCHEDULE 1

Note between the Seller and the U.S. Small Business Administration dated June 22, 2020 with SBA Loan #1534538006.

Note between TMG California and the U.S. Small Business Administration dated July 18, 2020 with SBA Loan #5264208107.

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Execution Version

EXHIBIT A FORM OF WARRANT

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COMMON STOCK PURCHASE WARRANT SOCIETY PASS INCORPORATED

Warrant Shares: 203,109 Initial Exercise Date: July 7, 2022 THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, or its assigns AdActive Media, Inc. d.b.a Thoughtful Media Group, a Delaware corporation (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on July 7, 2023 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Society Pass Incorporated, a corporation incorporated under the laws of the Nevada (the “Company”), up to 203,109 Shares (as defined in Section 1) (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of one Share under this Warrant shall be equal to the Exercise Price (as defined in Section 2(b)).

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Shares are then listed or quoted on a Trading Market other than OTCQB or OTCQX, the bid price of the Shares for the time in question (or the nearest preceding date) on the Trading Market on which the Shares are then listed or quoted as reported by Bloomberg

L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Shares are then listed or quoted for trading on OTCQB or OTCQX, the volume weighted average price of the Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Share so reported, or in all other cases, the fair market value of an Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Shares” means the shares of the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Shares Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Shares, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares.

“Trading Market” means any of the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Trading Day” means a day on which the Shares are traded on a Trading Market.

“Transfer Agent” means VStock Transfer LLC, the current transfer agent of the Company, with a mailing address of 18 Lafayette Place, Woodmere, NY 11598, and a facsimile number of (646) 536-3179, and any successor transfer agent of the Company, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Shares are then listed or quoted on a Trading Market other than OTCQB or OTCQX, the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on the Trading Market on which the Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Shares are then listed or quoted for trading on OTCQB or OTCQX, the volume weighted average price of the Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Share so reported, or (d) in all other cases, the fair market value of an Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means this Warrant and any other warrants issued by the Company pursuant to a Stock Purchase Agreement dated as of July 7, 2022, is entered into by and among Society Pass Incorporated, Thoughtful Media Group Incorporated, and AdActive Media, Inc. d.b.a. Thoughtful Media Group.

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Section 2. Exercise.

a)  Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed e-mail attachment of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder by an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 4:00 p.m. (New York City time) on the Trading Date prior to the Initial Exercise Date, the Company agrees to deliver the Warrant Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Exercise Date and the Initial Exercise Date shall be the Warrant Share Delivery Date for purposes hereunder, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by such Warrant Share Delivery Date. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)  Exercise Price. The exercise price per Share under this Warrant shall be $2.1335, subject to adjustment hereunder (the “Exercise Price”).

c)  Cashless Exercise. This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B)(X)) by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both

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executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Shares on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

d) Mechanics of Exercise.

i.  Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Otherwise, if either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) this Warrant is being exercised via cashless exercise or otherwise, the Company shall cause the Warrant Shares purchased hereunder to be transmitted to Holder by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise. In either case, such delivery shall be made by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant

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Shares, provided that the register of members of the Company is duly updated to reflect the same on the date of delivery of the Notice of Exercise and payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Shares on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Shares as in effect on the date of delivery of the Notice of Exercise.

ii.  Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.  Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.  Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding

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sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Shares upon exercise of the Warrant as required pursuant to the terms hereof.

v.  No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.  Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.  Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments.

a)  Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on Shares or any other equity or equity equivalent securities payable in Shares (which, for avoidance of doubt, shall not include any Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Shares into a smaller number of shares, or (iv) issues by reclassification of Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for

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the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Shares Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)  Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)  Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another

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Person) is completed pursuant to which holders of Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the total voting power of the Company's shares of common stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the total voting power of the Company's shares of common stock (not including any Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Shares will be deemed to have received common stock of the

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Successor Entity (which Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg,

L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the

U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(d) and

(D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

e)  Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of

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Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding.

f)	Notice to Holder.

i.  Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.  Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Shares, (C) the Company shall authorize the granting to all holders of the Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Shares of record shall be entitled to exchange their Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

a)  Transferability. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such

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instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.

b)  New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

Section 5. Miscellaneous.

a)  No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)  Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)  Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable

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and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will in good faith use reasonable best efforts to assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other

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party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f)  Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)  Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise or shall be in writing and delivered personally, or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 701 S. Carson Street, Suite 200, Carson City, NV, 89701, Attention: Dennis Nguyen, email address: dennis@thesocietypass.com, or such other email address or address as the Company may specify for such purposes by notice to the Holders. Any notice, statement or demand to be given to the Company shall be in writing and delivered personally, or by e-mail, or sent by a nationally recognized overnight courier service. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, or by email or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by

U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

i)  Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)  Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under

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this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)  Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)  Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder or the beneficial owner of this Warrant, on the other hand.

m)  Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)  Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

SOCIETY PASS INCORPORATED

By:

Name: Dennis Nguyen

Title: Chief Executive Officer

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NOTICE OF EXERCISE

To: VSTOCK TRANSFER LLC

(1)  (the “Company”) pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐  if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

___________________________________

___________________________________

___________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: _____________________________

Signature of Authorized Signatory of Investing Entity: _____________________________

Name of Authorized Signatory: ________________________________

Title of Authorized Signatory: ________________________________

Date: _____________________________________

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ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: _____________________________

(Please Print)

Address: _____________________________

(Please Print)

Phone Number: _____________________________

Email Address: _____________________________

Dated: _____________________________

Holder’s Signature: _____________________________

Holder’s Address: _____________________________

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Execution Version

EXHIBIT B

FORM OF ASSUMPTION AGREEMENT

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LIABILITIES ASSUMPTION AGREEMENT

This Liabilities Assumption Agreement (this “Assumption Agreement”) is made and entered into as of July [ ], 2022 by and among Society Pass Incorporated, a Nevada corporation (the “Parent”), Thoughtful Media Group Incorporated, a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Buyer”), and AdActive Media Incorporated d.b.a. Thoughtful Media Group, a Delaware corporation (the “Seller”). Capitalized terms used but not defined in this Assumption Agreement will have the same meanings ascribed to such terms in the Stock Purchase Agreement (as defined below).

WHEREAS, the Seller, the Parent and the Buyer are parties to that certain Stock Purchase Agreement of even date (the “Stock Purchase Agreement”), pursuant to which, among other things, Buyer is purchasing from Seller all of the equity interests the Seller owns in the Group Companies (the “Equity Interests”), and Seller is selling the Equity Interests to Buyer, upon the terms and conditions set forth in the Stock Purchase Agreement.

WHEREAS, it is a condition to the closing of the Stock Purchase Agreement that the parties hereto enter into this Assumption Agreement.

NOW THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.  Assumption by the Buyer; Guaranty by the Parent. In accordance with and subject to the terms and conditions set forth in Section 1.2 of the Stock Purchase Agreement, the Buyer hereby assumes, from and after the Closing Date, and agrees to assume, pay, perform, satisfy, and discharge in accordance with their respective terms as and when due, all of the Assumed Liabilities as set forth in Schedule 1 attached hereto (collectively, the “Assumed Liabilities”). The Parent hereby absolutely, irrevocably and unconditionally guaranties, as a guaranty of payment and performance and not merely as a guaranty of collection, the prompt payment or otherwise satisfaction of the Assumed Liabilities when due. Parent and Buyer each agree to defend, indemnify and hold Seller harmless for any and all actual out-of- pocket costs, liabilities, losses, damages or expenses (including, without limitation, reasonable attorneys’ fees) relating to the Assumed Liabilities. Parent and Buyer acknowledge and agree that any liabilities incurred for failure to obtain consent from the Small Business Administration for the assignment of the Assumed Liabilities to Buyer shall be the sole responsibility of Parent and Buyer and shall not be counted toward the Excess Liabilities (as defined in the Stock Purchase Agreement) limit set forth in the Stock Purchase Agreement.

2.  Entire Agreement. This Assumption Agreement, together with the Stock Purchase Agreement, sets forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All provisions of this Assumption Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

3.  Amendments; Waivers. This Assumption Agreement may not be canceled, altered, modified, amended or waived, in whole or in part, in any way, except by an instrument in writing signed by the party sought to be bound. The waiver by any party of any breach of this Assumption Agreement in any one or more instances shall in no way be construed as a waiver of any subsequent breach of this Assumption Agreement (whether or not of a similar nature).

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4.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

5.  Severability. Any term or provision of this Assumption Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other jurisdiction. The parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Assumption Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the original intent of the parties with respect to the economic, business and other purposes of such void or unenforceable provision.

6.  Counterparts. This Assumption Agreement may be executed in counterparts (including by facsimile or PDF transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Liabilities Assumption Agreement to be executed as of the day and year first written above by their respective officers thereunto duly authorized.

SELLER

ADACTIVE MEDIA INC.

By: ______________________

Name: Dan Thorman

Title: Chief Executive Officer

PARENT

SOCIETY PASS INCORPORATED

By: ______________________

Name: Dennis Nguyen

Title: Chief Executive Officer

BUYER

THOUGHTFUL MEDIA GROUP INCORPORATED

By: _______________________

Name: Dennis Nguyen

Title: Chief Executive Officer

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Schedule 1

Note, including accrued interest following the Closing Date, between the Seller and the U.S. Small Business Administration dated June 22, 2020 with SBA Loan #1534538006.

Note, including accrued interest following the Closing Date, between TMG California and the U.S. Small Business Administration dated July 18, 2020 with SBA Loan #5264208107.

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